EXHIBIT 99.1

News Release

IPSCO INC. ANNOUNCES PRICING OF TENDER OFFER AND
CONSENT SOLICITATION

*Financial Information in U.S. Dollars*

[Lisle, Illinois] [July 12, 2007] – IPSCO Inc. (NYSE/TSX:IPS) today announced the pricing terms of the previously announced cash tender offer and consent solicitation relating to its outstanding 8¾% Senior Notes due 2013 (the “Notes”). The tender offer and consent solicitation for the Notes is being made pursuant to IPSCO Inc.’s Offer to Purchase and Consent Solicitation Statement dated June 18, 2007 (the “Offer to Purchase”) and the related Letter of Transmittal and Consent.

Upon the terms and subject to the conditions of the tender offer, IPSCO Inc. will pay holders who validly tendered and did not withdraw their Notes on or prior to 5:00 p.m., New York City time on June 29, 2007 (the “Consent Date”), total consideration of $1,068.59 for each $1,000 principal amount of Notes accepted for purchase, plus accrued and unpaid interest up to, but not including, the settlement date. The total consideration includes a consent payment equal to $15 per $1,000 principal amount of the Notes tendered. Holders whose Notes are validly tendered and not withdrawn after the Consent Date and on or prior to 5:00 p.m., New York City time on July 17, 2007 (the “Expiration Date”), will be eligible to receive the tender offer consideration, namely the total consideration minus the consent payment or $1,053.59 per $1,000 of Notes accepted for purchase, plus accrued and unpaid interest up to, but not including, the settlement date. The settlement is expected to occur on July 18, 2007, assuming no extension of the Expiration Date.

As described in more detail in the Offer to Purchase, the total consideration and the tender offer consideration for the Notes was determined based on a fixed spread of 50 basis points over the bid price yield of 5.029% on the 4.875% U.S. Treasury Note due May 2008 at 2:00 p.m., New York City time on July 12, 2007.

IPSCO Inc.’s tender offer for the Notes is subject to the satisfaction or waiver of various conditions as described in the Offer to Purchase, including that all closing conditions to SSAB Svenskt Stål AB’s acquisition of IPSCO Inc. (except those which pursuant to their terms are to be fulfilled on the closing date of the acquisition) have been satisfied or waived on or prior to the Expiration Date. The tender offer is scheduled to expire at 5:00 p.m., New York City time, July 17, 2007, subject to IPSCO Inc.’s right to amend, extend or terminate the tender offer at any time.

J.P. Morgan Securities Inc. is the Dealer Manager and Solicitation Agent for the tender offer and consent solicitation and may be contacted at 212-834-4802 (collect calls accepted) or toll free at 866-834-4666. Requests for documents may be directed to Global Bondholder

Services Corporation, the Information Agent and Depositary for the tender offer and consent solicitation, at 212-430-3774 (collect calls accepted) or toll free at 866-470-4300.

About IPSCO Inc.
Founded in 1956, IPSCO is a corporation incorporated under the laws of Canada and a leading producer of energy tubulars and steel plate in North America with a current annual steel making capacity of 4.3 million tons. IPSCO operates four steel mills, eleven pipe mills, and scrap processing centers and product finishing facilities in 25 geographic locations across the United States and Canada. IPSCO’s pipe mills produce a wide range of seamless and welded energy tubular products including oil & gas well casing, tubing, line pipe and large diameter transmission pipe. Additionally, IPSCO is a provider of premium connections for oil and gas drilling and production.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The offer to buy the Notes is only being made pursuant to the tender offer documents, including the Offer to Purchase and the related Letter of Transmittal and Consent that IPSCO has distributed to holders of Notes. The tender offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

IPSCO Company Contact:
Tom Filstrup, Director of Investor Relations
Tel. 630-810-4772
tfilstrup@ipsco.com

IPS Ref#07-18

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